Exhibit 23.2


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Registration Statement of Patient Infosystems, Inc. on Form SB-2 of our report dated March 30, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph expressing substantial doubt about the Company's ability to continue as a going concern), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/DELOITTE & TOUCHE LLP


DELOITTE & TOUCHE LLP
Rochester, New York
July 16, 2004